Exhibit 99.1

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of May 3, 2015 (this “Agreement”), is entered into by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of CECO Environmental Corp., a Delaware corporation (“Parent”), and PMFG, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date of this Agreement, the Company, Parent, Top Gear Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Top Gear Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Successor Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company and (ii) the subsequent merger of the First Step Surviving Corporation with and into Successor Sub (the foregoing clauses (i) and (ii), collectively, the “Mergers”), in each case, pursuant to, and subject to the terms and conditions of, the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the applicable shares of Parent Common Stock beneficially owned by such Stockholders (the “Original Shares” and, together with any additional shares of Parent Common Stock acquired pursuant to Section 5 hereof, the “Shares”). Any reference herein to “Original Shares” with respect to a particular Stockholder shall mean the shares of Parent Common Stock set forth below such Stockholder’s signature on the signature page hereto.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein, or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.	Representations of Stockholder.

Each Stockholder represents and warrants to the Company that:

(a) (i) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all security interests, liens, claims, pledges, limitations in the

Stockholder’s voting rights, charges or other encumbrances of any nature whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or under this Agreement), and (ii) except pursuant to this Agreement and that certain lockup letter agreement dated the date hereof delivered by such Stockholder to the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, in each case, which are inconsistent with the terms of this Agreement.

(b) Such Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Such Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3 below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, other than the filing of a Schedule 13D/A with the Securities and Exchange Commission. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(f) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein.

(g) The Closing of the Mergers is intended to and will provide material economic benefit to such Stockholder.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of the Shares to vote or execute a written consent or consents if the stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of the stockholders of Parent: (i) in favor of the issuance by Parent of the Parent Common Stock Consideration to be issued in connection with the Closing of the Mergers and any other action required to consummate the Mergers that may be submitted to a vote of the stockholders of Parent, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or Successor Sub under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s, Merger Sub’s or Successor Sub’s conditions under the

Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including by way of any amendments to Parent’s Certificate of Incorporation or Bylaws).

Each Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to Parent’s stockholders generally. For the avoidance of doubt, clauses (i) and (ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by Parent’s board of directors.

(b) Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares, but only to the extent provided in and with respect to the matters described in Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares (but only with respect to the matters set forth in Section 3(a)); provided that such Stockholder may grant subsequent proxies with respect to any matter other than those specified in Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically upon the termination of this Agreement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that would be inconsistent with Section 2 above, other than agreements entered into with the Company.

4.	Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, such Stockholder shall not Transfer any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void.

Notwithstanding anything in this Agreement to the contrary, this Agreement will not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by such Stockholder in connection therewith shall be subject to this Agreement as “Shares”; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any Transfer of Shares during the term of this Agreement; or (c) making (i) bona fide gifts of such Stockholder’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any Transfer of such Stockholder’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the Transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the applicable Stockholder or the applicable Stockholder’s spouse). In addition to the foregoing, in the event a Stockholder is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of such Stockholder’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

5.	Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of, and prior to the termination of, this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

6.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the First Step Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, and (c) the mutual agreement of the Company and the Stockholders to terminate this Agreement; provided, however, that (i) Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Stockholders from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

7.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if such Stockholder holds any such directorship or office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director of Parent or its stockholders.

8.	Specific Performance.

Each party hereto acknowledges that it may be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that each other party may seek injunctive relief or other equitable remedies, in addition to remedies at law or damages, for any such failure. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

9.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between and among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.	Notices.

All notices, consents, requests, claims and demands under this Agreement shall be in writing and shall be deemed given in accordance with the Merger Agreement: (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address, e-mail address, or facsimile shown below such Stockholder’s signature on the signature page hereto.

11.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

(c) The Company may seek to enforce the terms and conditions of this Agreement against one or more Stockholders, and any breach of this Agreement by a Stockholder shall not relieve the non-breaching Stockholders from the obligations imposed on such Stockholders hereunder.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

(e) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

(i) The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

(j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including the Stockholders’ estates and heirs upon the death of any of the Stockholders, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

(k) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PMFG, INC.

By:	/s/ Peter J. Burlage

Name:	Peter J. Burlage
Title:	Chairman and Chief Executive Officer

Signature Page to Voting Agreement

JASON DEZWIREK	ICARUS INVESTMENT CORP.

/s/ Jason DeZwirek	By:	/s/ Jason DeZwirek
Name: /s/ Jason DeZwirek

Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 1,361,770*	Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 2,574,736
Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 0*	Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 250,000
Address: 2300 Yonge Street	Address: 2300 Yonge Street
Suite 1710	Suite 1710
Toronto, Ontario, Canada	Toronto, Ontario, Canada
MP 1E4	MP 1E4
Fax: (416) 480-2803	Fax: (416) 480-2803
E-mail: Jason@dezwirek.com	E-mail: Jason@dezwirek.com
* Excludes shares of Parent Common Stock and Warrants/Options owned directly by Icarus Investment Corp.

Signature Page to Voting Agreement